Exhibit 10.26
FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING
CREDIT LOAN AND SECURITY AGREEMENT
     This Fifth Amendment to Second Amended and Restated Revolving Credit Loan and Security Agreement (“Amendment”) is entered into as of the 23rd day of October, 2009, by and among KEYBANK NATIONAL ASSOCIATION (“Bank”) and BROOKWOOD COMPANIES INCORPORATED, KENYON INDUSTRIES, INC., BROOKWOOD LAMINATING, INC., ASHFORD BROMLEY, INC. and STRATEGIC TECHNICAL ALLIANCE, LLC (collectively, “Borrower”).
RECITALS:
     WHEREAS, Bank and Borrower are parties to that certain Second Amended and Restated Revolving Credit Loan and Security Agreement dated as of January 30, 2004, as amended by a First Amendment thereto dated as of March 25, 2005, a Second Amendment thereto dated as of March 31, 2006, a Third Amendment thereto dated December 10, 2007, and a Fourth Amendment thereto dated May 30, 2008 (“Loan Agreement”); and
     WHEREAS, Bank and Borrower desire to further amend the Loan Agreement in the manner hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Loan Agreement is amended as follows:
     1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement.
     2. Definition of Base Rate. The following is added as a new definition:
     “Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of (i) the rate of interest established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus one-half of 1% per annum; and (iii) the then-applicable LIBOR Rate for one month interest periods, plus 1.00% per annum.

     3. Elimination of Equipment Revolving Credit Facility. Section 2.2 of the Loan Agreement is deleted in its entirety and the Equipment Revolving Credit Facility is hereby eliminated.
     4. Extension of Working Capital Revolving Credit Maturity Date. The Working Capital Revolving Credit Maturity Date is extended from January 31, 2010 until January 31, 2011, and the definition of that term is amended accordingly.
     5. Interest Rate. Effective December 1, 2009, Section 2.6.1 is hereby deleted in its entirety and replaced with the following:
     The Working Capital Revolving Credit Loans shall bear interest calculated on the basis of a 360-day year and the actual number of days elapsed and payable monthly in arrears from the periods from the Borrowing Dates thereof on the unpaid principal amount thereof from time to time outstanding at a rate per annum, at Borrower’s option, equal to either (a) LIBOR Rate, plus 2.75%, or (b) Base Rate, plus 1.25%.
     6. Elimination of Interest Rate Pricing Grids. Effective December 1, 2009, the interest rate pricing grids set forth in Sections 2.6.1 and 2.6.2 shall be eliminated and Section 2.6.3 shall also be eliminated.
     7. Sublimit for Letters of Credit. A new Section 2.1.10 is added as follows:
          2.1.10 Sublimit for Letters of Credit.
          (a) The following are added as defined terms:
     “Letter of Credit” means any outstanding Letter of Credit issued by Bank on behalf of Borrower.
     “L/C Sublimit” means the aggregate undrawn face value of all Letters of Credit permitted under (b) and (c), below.
     (b) So long as no Event of Default has occurred and/or no demand for payment of the Working Capital Revolving Credit Note has been made, and subject to all other terms and conditions of the Loan Documents, Borrower may request Bank to issue Letters of Credit under the Working Capital Revolving Credit Facility for the account of Borrower; provided, however, that (i) the aggregate undrawn face value of all such Letters of Credit at any time outstanding does not exceed One Million Dollars ($1,000,000.00) (the “L/C Sublimit”), and (ii) the L/C Sublimit, when combined with the amount of advances outstanding under the Working Capital Revolving Credit Note, does not exceed the Working Capital Revolving Credit Limit.
     (c) The following types of Letters of Credit can be issued hereunder:
     (i) Trade Letters of Credit up to an aggregate of $750,000.00; and
     (ii) Standby Letters of Credit up to an aggregate of $250,000.00.

     (d) Whenever a Letter of Credit is drawn, unless the amount drawn is immediately reimbursed by the Borrower, the amount of the draw shall be an advance under the Working Capital Revolving Credit Note.
     (e) For each Letter of Credit requested by Borrower, Borrower agrees to execute and deliver to Bank an appropriate application and agreement in a form as required by Bank, and to pay such fees as are generally charged by Bank under its fee schedule in effect from time to time.
     (f) Each Letter of Credit issued hereunder shall be secured by any and all Collateral.
     (g) Letter of Credit Fees. Effective December 1, 2009, Borrower agrees to pay Bank a letter of credit fee of two and three-quarters of one percent (2.75%) per annum of the amount of any issued and outstanding Letters of Credit, payable at issuance.
     8. Mergers and Acquisitions. Section 2.1.9 is eliminated. Section 8.9 is amended in accordance with the following:
     During the Commitment Period, Bank shall permit Borrower to have a “basket” of up to Seven Million Five Hundred Thousand Dollars ($7,500,000.00) in aggregate consideration over the Commitment Period to fund acquisitions. All acquisitions shall be subject to the following terms, conditions and restrictions:
(a)	Any business to be acquired shall be substantially similar to Borrower’s existing lines of business;

(b)	At the time of the proposed acquisition, Borrower shall not be in default of the Loan Agreement (whether declared or undeclared) and there shall be pro forma compliance with all financial covenants; and

(c)	If the business to be acquired is in a negative EBITDA position, written consent for the acquisition from Bank is required.
     9. TFD: EBITDA Ratio. Article 9 of the Loan Agreement is amended to add the following financial covenant:
9.4 TFD:EBITDA Ratio. Borrower shall maintain a ratio of TFD to EBITDA (trailing four quarters) of not greater than 2.00:1.00, tested for the period of the previous four quarters as of the end of each fiscal quarter, commencing with the period ended December 31, 2009.
     10. Purpose of Working Capital Revolving Credit Facility. The last sentence of Section 2.1.1 is deleted and replaced with the following:

The proceeds of the Working Capital Revolving Credit Loans shall be used by Borrower to finance accounts receivable and inventory, to fund acquisitions, to make permitted distributions and for general corporate purposes.
     11. Accounts Receivable Factoring and Collections. A new Section 8.12 is added as follows:
8.12 Accounts Receivable Factoring and Collections. Create or allow accounts receivable that Borrower carries on its books from customers that also have accounts receivable being factored or collected by the third parties to exceed One Millions Dollars ($1,000,000.00) in the aggregate at any one time.
     12. Fees. Section 2.1.4 of the Loan Agreement is amended in accordance with the following. Borrower shall pay to Bank the following fees which shall be deemed earned, due and payable as of the date hereof:
(a)	Working Capital Credit Commitment Fee (Effective December 1, 2009):

One half of one percent (0.50%) per annum of the amount by which the Working Capital Revolving Credit Limit exceeds the average daily principal balances of the outstanding Working Capital Revolving Credit Loan during the immediately preceding calendar quarter (or part thereof) during the Commitment Period, which Working Capital Commitment Fee shall be payable on the first day of each calendar quarter in arrears.

(b)	Upfront Fee:

One tenth of one percent (0.10%) based on the Working Capital Revolving Credit Limit shall be paid upon execution of this Amendment.
     13. Effective Date. This Amendment shall be effective as of the date hereof, except as otherwise noted.
     14. Representations and Warranties; No Default. Borrower hereby ratifies and confirms to the Bank that all representations and warranties set forth in the Loan Agreement are true, complete and correct in all material respects as of the date hereof as if set forth herein in full (except as to representations and warranties made as of a certain date which shall be true, complete and correct only as of such date) and apply with equal force and effect to this Amendment.
     15. Miscellaneous.
          (a) Borrower agrees to pay on demand all of the Bank’s reasonable expenses in preparing, executing and delivering this Amendment, and all related instruments and documents, including, without limitation, the reasonable fees and out-of-pocket expenses of the Bank’s special counsel, PretiFlaherty, LLP. Borrower agrees to indemnify and hold harmless the Bank (and its directors, officers, employees and agents) against any damages, loss, liability, and reasonable costs or expenses incurred with respect to any claim made against Bank by a third party arising out of the financing contemplated hereby or the use or proposed use of the proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the Bank).
          (b) Borrower acknowledges and agrees that: (i) as of the date hereof, it has no claim or cause of action against the Bank (or its directors, officers, employees, agents, representatives, affiliates or attorneys); (ii) as of the date hereof, it has no offset right, right of recoupment, counterclaim or defense of any kind against any of the Obligations or any other obligation or indebtedness of Borrower to the Bank; and (iii) Bank has heretofore properly performed and satisfied in a timely manner all of its obligations to Borrower.
          (c) For and in consideration of the agreements contained in the Loan Agreement, as amended hereby, and other good and valuable consideration, Borrower unconditionally and irrevocably releases, waives and forever discharges the Bank, together with its successors, assigns, subsidiaries, affiliates, directors, officers, employees, agents and attorneys (collectively, the “Released Parties”), from: (i) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Released Parties to Borrower as a result of any matter occurring on or prior to the date hereof, provided that the Bank shall continue to be bound by its express obligations under the Loan Agreement, as amended hereby, in accordance with the terms hereof and thereof, and (ii) all claims, offsets, rights of recoupment, causes of action, suits or defenses of any kind whatsoever (if any) occurring on or prior to the date hereof, which Borrower might otherwise have against the Released Parties or any of them, in either case (i) or (ii) on account of any condition, act, omission, event, contract, liability, obligations, indebtedness, claim, cause of action, defense, circumstance, or matter of any kind occurring on or prior to the date hereof (except to the extent resulting from the gross negligence or willful misconduct of the Released Parties).
          (d) Except as expressly amended by this Amendment, all of the remaining terms and conditions of the Loan Agreement shall continue in full force and effect and are hereby ratified and confirmed by Borrower, and Borrower ratifies and confirms its prior grant and conveyance and grants and conveys, to the extent not previously granted and conveyed, to the Bank a security interest in the Collateral to the extent defined and described in the Loan Documents.
          (e) In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement, the terms and conditions of this Amendment shall prevail, and the Loan Agreement shall be interpreted and construed so as to give maximum effect to the purpose and intent of this Amendment.
          (f) This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Maine.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as a sealed instrument by their duly authorized officers as of the date first set forth above.

BANK: KEYBANK NATIONAL ASSOCIATION
By:	/s/ James Gelle
	Name:	James Gelle
	Title:	Assistant Vice President

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as a sealed instrument by their duly authorized officers as of the date first set forth above.

BORROWER: BROOKWOOD COMPANIES INCORPORATED
By:	/s/ William E C King III
	Name:	William King
	Title:	Chief Financial Officer

KENYON INDUSTRIES, INC.
By:	/s/ Joseph Trumpetto
	Name:	Joseph Trumpetto
	Title:	Treasurer

BROOKWOOD LAMINATING, INC.
By:	/s/ Joseph Trumpetto
	Name:	Joseph Trumpetto
	Title:	Treasurer

ASHFORD BROMLEY, INC.
By:	/s/ William E C King III
	Name:	William King
	Title:	Chief Financial Officer

STRATEGIC TECHNICAL ALLIANCE, LLC By: Brookwood Companies Incorporated, Its Sole Member
By:	/s/ William E C King
	Name:	William King
	Title:	Chief Financial Officer